Exhibit A

CATALYST FUNDS

CLASS A MASTER DISTRIBUTION PLAN

AMENDMENT 2

The Class A Master Distribution Plan has been adopted with respect to the following Funds:

Catalyst Value Fund

Listed Private Equity Plus Fund

Catalyst OPTI-flex Fund

Catalyst Funds

Dated as of [    ], 2007

By: _______________________________________

      Jerry Szilagyi, Trustee